Exhibit 5.1

February 26, 2016

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

Re:	Juniper Networks, Inc.—Registration of $350,000,000 of its 3.125% Senior Notes due 2019 and $150,000,000 of its 4.500% Senior Notes due 2024

Ladies and Gentlemen:

We have acted as special counsel to Juniper Networks, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) on August 8, 2013 of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), that is automatically effective under the Securities Act pursuant to Rule 462(e) promulgated thereunder. The Registration Statement relates to, among other things, the proposed issuance and sale, from time to time, by the Company of debt securities with an indeterminate amount as may at various times be issued at indeterminate prices, in reliance on Rule 456(b) and Rule 457(e) under the Securities Act.

Under the Registration Statement, the Company has issued $350,000,000 in aggregate principal amount of 3.125% Senior Notes due 2019 (the “2019 Notes”) and $150,000,000 in aggregate principal amount of 4.500% Senior Notes due 2024 (the “2024 Notes” and together with the 2019 Notes, the “Notes”) pursuant to an Indenture, dated as of March 3, 2011 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of February 26, 2016 as to the 2019 Notes (the “Fourth Supplemental Indenture”) and that certain Fifth Supplemental Indenture, dated as of February 26, 2016 between the Company and the Trustee as to the 2024 Notes that supplements the Second Supplemental Indenture dated as of March 4, 2014, with respect to the issuance of the Company’s outstanding $350 million aggregate principal amount of 4.500% Senior Notes due 2024 (the “Fifth Supplemental Indenture”) (such Fifth Supplemental Indenture, together with the Fourth Supplemental Indenture, the “Supplemental Indentures”; the Supplemental Indentures and the Base Indenture are together, the “Indenture”), between the Company and the Trustee. The Notes were sold pursuant to an Underwriting Agreement, dated as of February 23, 2016 (the “Underwriting Agreement”), between the Company and Barclays Capital Inc., Citigroup Global Markets Inc., and J.P. Morgan Securities LLC, as managers of the several underwriters named in Schedule II thereto (collectively, the “Underwriters”).

We have examined the Registration Statement, together with the exhibits thereto and the documents incorporated by reference therein; the base prospectus, dated as of August 8, 2013, together with the documents incorporated by reference therein, filed with the Registration Statement (the “Base Prospectus”); the preliminary prospectus supplement, dated as of February 23, 2016, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes; the final prospectus supplement, dated as of February 24, 2016, in the form filed with the Commission pursuant to Rule 424(b) of the Securities Act relating to the offering of the Notes (collectively with the Base Prospectus, the “Prospectus Supplement”); the Indenture and the Notes. In addition, we have examined such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy, and completeness of the information,

Juniper Networks, Inc.

February 26, 2016

representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); (v) the legal capacity of all natural persons; and (vi) that the Trustee has the power, corporate or other, to enter into and perform its obligations under the Indenture and that the Indenture will be a valid and binding obligation of the Trustee. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

We express no opinion as to any matter relating to laws of any jurisdiction other than the federal laws of the United States of America, the General Corporation Law of the State of Delaware (the “DGCL”), and the laws of the State of New York, as such are in effect on the date hereof, and we have made no inquiry into, and we express no opinion as to, the statutes, regulations, treaties, common laws or other laws of any other nation, state or jurisdiction. Our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statues and provisions.

We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, (ii) rights to indemnification and contribution which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, the effect of judicial discretion and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration, whether considered in a proceeding in equity or at law.

On the basis of the foregoing and in reliance thereon and having regard for legal considerations which we deem relevant, and subject to the limitations and qualifications set forth herein, we advise you that in our opinion the Notes have been validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Base Prospectus, the Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.